Exhibit 99.(l)

The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

David J. Baum	Direct Dial: 202-239-3346	E-mail: david.baum@alston.com

October 28, 2022

Monachil Credit Income Fund

1 Sound Shore Drive, Suite 303

Greenwich, CT 06830

Re:	Monachil Credit Income Fund

Ladies and Gentlemen:

We have acted as counsel to Monachil Credit Income Fund (the “Fund”), a Delaware statutory trust, in connection with the filing of the Fund’s registration statement on Form N-2, including any amendment thereto (the “Registration Statement”) (File Nos. 333-257241 and 811-23709), to register under the Securities Act of 1933, as amended (the “1933 Act”), shares of beneficial interest (the “Shares”) representing interests in the Fund. The Fund is authorized to issue an unlimited number of Shares.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Fund’s Certificate of Trust, Agreement and Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the resolutions adopted by the Board of Trustees of the Fund (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares in a continuous public offering, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.

In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and upon statements made to us in discussions with the Fund’s management. We have assumed that the Resolutions will still be in effect at the time the Shares are issued and have not been amended or rescinded.

For purposes of this opinion, we have assumed (i) that the Shares will be issued in accordance with the Governing Documents and the Resolutions, and (ii) the Shares will be issued against consideration therefor as described in the Registration Statement, and that such consideration will have been at least equal to the applicable net asset value.

Alston & Bird LLP	www.alston.com
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Monachil Credit Income Fund

October 28, 2022

The opinion expressed herein is limited to the Delaware Statutory Trust Act and judicial interpretations thereof.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.	When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or entity without our prior written consent.

We hereby consent to the use of our name and to the references to our firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/David J. Baum
A Partner